Filed pursuant to Rule 424(b)(3)
Reg. No. 333-146493

PROSPECTUS

SYNTHEMED, INC.

3,210,000 Shares of Common Stock

This prospectus relates to the sale or other disposition by some of our security holders of up to 3,000,000 shares of our currently outstanding common stock and 210,000 shares of our common stock issuable upon exercise of currently outstanding warrants. For a list of the selling stockholders, please refer to the "Selling Stockholders" section of this prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants have been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol SYMD. On October 1, 2007, the closing price of our common stock was $.72 per share.

The shares included in this prospectus may be disposed of on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not control or determine the price at which a selling stockholder decides to sell or otherwise dispose of its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, please read the “Risk Factors” section of this prospectus on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual reports, quarterly reports, special reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed us can be inspected and copied at the public reference facilities of the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning SyntheMed, Inc. at the site located at http://www.sec.gov . This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to supersede the earlier information. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the documents listed below and any documents that we subsequently file under Section13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to completion of the offering covered by this prospectus:

•	our Annual Report on Form 10-KSB for the year ended December 31, 2006, filed by us on March 12, 2007;

•	our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 (filed by us on April 27, 2007) and June 30, 2007 (filed by us on August 14, 2007) ;

•	our Current Reports on Form 8-K filed by us on May 4, 2007, June 20, 2007 and September 18, 2007; and

•
the description of our common stock contained in the Registration Statement on Form S-1 (File No. 33-49008) under the caption “Description of Securities” (which is incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests may be made orally or in writing to the attention of Corporate Secretary, SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830, telephone (732) 404-1117.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified bywords such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at the time and which speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. Read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to SyntheMed, Inc., a Delaware corporation.

Company Overview

We are a biomaterials company engaged primarily in the development and commercialization of anti-adhesion and drug delivery products. Products under development, all of which are based on our licensed proprietary, bioresorbable polymer technology, are primarily medical devices designed to prevent or reduce the formation of adhesions (scar tissue) following abroad range of surgical procedures. Our commercialization efforts are currently focused on our lead product, REPEL-CV®, a bioresorbable adhesion barrier intended for use in cardiac surgery.

In September 2006, we reported positive efficacy results from the multi-center, randomized, masked pivotal clinical trial of REPEL-CV in neonatal patients who underwent staged, open-heart surgical procedures. REPEL-CV is a bioresorbable film designed to be placed over the surface of the heart at the conclusion of surgery to reduce the formation of post-operative adhesions (scar tissue). We feel confident that the pivotal trial achieved its primary clinical endpoint based on the level of reduction in the extent and severity of adhesions. The pivotal trial was conducted at 15 pediatric cardiac surgery centers throughout the United States, and enrolled 144 neonatal patients who had undergone staged, open-heart surgical procedures. In this trial, surgeons used a four point grading system to determine the extent and severity of adhesions in the patients. Over 70%of the REPEL-CV treated patients were completely free of clinically-significant adhesions, the most severe grade of adhesions measured, as compared to less than 30% in the control patients, with a p value < 0.0001. In the primary clinical end point assessment, the mean extent of clinically-significant adhesions in the control patients was 2.5 times greater than in the REPEL-CV patients, with a p value = 0.0005. We have incorporated the results of this trial into the Premarket Approval (PMA)submission documentation for the United States Food and Drug Administration (“FDA”) as a basis for obtaining approval to market REPEL- CV in the United States for use in all cardiothoracic surgical procedures. Subject to FDA approval, we plan to launch REPEL-CV in the US through a direct sales effort in the latter half of 2007. Our PMA submission was formally accepted for review by the FDA on March 22, 2007. A meeting of the FDA Circulatory System Devices Advisory Panel was held on September 19, 2007 to review the PMA submission. The Panel recommended approval of REPEL-CV for use in pediatric patients (ages 21 years and younger) who are likely to need secondary open heart surgery. The Panel also recommended the development of additional safety data as a basis for expanding the indicated use to include adult patients.

In August, 2006 we received CE Mark approval to market REPEL- CV for use in cardiac surgery within the European Union (EU) and in other international markets. In September 2006, we launched REPEL-CV for sale in the EU and certain Southeast Asian markets through a network of independent distributors, all of whom are experienced at selling devices and medical equipment to cardiac surgeons.

In June 2006, we announced the successful completion of a multi-center clinical study for REPEL- CV involving several leading cardiac surgery centers in Europe. At the point of the second surgical procedure, 13 of the 15 patients in the study were free of clinically-significant adhesions representing a significant improvement over the typical experience among patients who have undergone secondary open heart procedures.

Our bioresorbable polymer technology is based on a proprietary group of polymers. We believe that these polymers display desirable properties which enable them to be tailored to a wide variety of applications. These properties include bioresorbability, flexibility and strength. Unlike many other polymer systems that may cause untoward tissue responses, polymers derived from our proprietary polymer technology are highly biocompatible. In addition to products for the prevention or reduction of post-operative adhesions, we believe that potential medical applications for our polymer technology include resorbable sutures, stents, coatings for implantable devices and drug delivery systems.

Our address is 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830 and our telephone number is (732)404-1117. We maintain a web site at www.synthemed.com . The information on our web site is not, and you must not consider such information to be, a part of this prospectus.

2007 Financing

In August and September, 2007, we sold an aggregate of 3,000,000 shares of common stock in a private placement at a purchase price of $1.00 per share, resulting in gross cash proceeds of $3,000,000. In connection with the financing, we paid the placement agent a commission of $210,000 in cash, representing 7% of the amount raised, and we issued at the direction of the placement agent warrants to purchase an aggregate of 210,000 shares of common stock, representing 7% of the number of shares sold by the agent in the financing. The warrants are exercisable at an exercise price equal to $1.10 per share at any time until August 13, 2011. We also reimbursed the agent for certain financing-related expenses including legal fees. The proceeds of the private placement have been allocated to fund REPEL-CV sales and marketing activities as well as general working capital needs. This prospectus is part of a registration statement that we filed as a result of our agreement to register for resale under the Securities Act of 1933 the shares of common stock issued in the financing and underlying the placement agent warrants issued in the financing.

The Offering

Common stock covered hereby	3,210,000 shares, consisting of 3,000,000 presently outstanding sharesand 210,000 shares issuable upon exercise of outstanding warrants.

Common stock currently outstanding	87,499,108 shares (1)(2)

Common stock to be outstanding after offering assuming no exercise of the warrants whose underlying shares are covered by this prospectus	87,499,108 shares (1)(2)

Common stock to be outstanding after offering assuming exercise in full of all warrants whose underlying shares are covered by this prospectus	87,709,108 shares (1)

OTC Bulletin Board Trading Symbol	SYMD

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” on page 4.
_________________
(1)
Does not include 13,194,000 shares of common stock underlying outstanding options (including 405,000 shares underlying options subject to performance-based vesting), exercisable at prices ranging from $0.09 per share to $2.00 per share and expiring through May 15, 2017.

(2)
Does not include 210,000 shares of common stock underlying warrants held by selling stockholders and covered by this prospectus, as well as an additional 1,475,000 shares of common stock underlying other warrants which are exercisable at $.60 per share and expire on April 3, 2010.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in the documents incorporated by reference before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected. For a discussion of risks relating to our business, see “Item 1. Business - Risks Related to Our Business; -Risks Related to Our Stock” in our Annual Report on Form 10-KSB for the year ended December 31, 2006, which is incorporated herein by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants whose underlying shares are covered by this prospectus. If all such warrants are exercised, the total amount of proceeds we would receive is $231,000. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

SELLING STOCKHOLDERS

 Selling Stockholder Table

The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholders the opportunity to publicly sell or otherwise dispose of those shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The shares included in this prospectus may be disposed of by the selling stockholders or their transferees on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not control or determine the price at which a selling stockholder decides to dispose of its shares.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders prior to the offering to which this prospectus relates. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder. Information concerning the selling stockholders may change from time to time after the date of this prospectus. Any such changed information will be described if and when necessary in supplements to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

	Number of Shares Beneficially Owned		Number of Shares		Beneficial Ownership After Offering
Selling Stockholder	Before Offering		Being Offered		Number of Shares	Percent
Sheikh Abdullah Saeed Almaddah	500,000		500,000		0	0
Abdulaziz A. Batterjee	200,000		200,000		0	0
Clubb Capital Limited	1,568,025	(1)	143,000	(4)	1,425,025	1.6
Jimmy Chee Meng Ho	72,500	(2)	2,500	(4)	70,000	*
Havasu Limited	1,000,000	(3)	1,000,000		0	0
Patrick Pico	59,500	(4)	59,500	(4)	0	0
Carlos Antonio Pittol	67,000	(5)	5,000	(4)	62,000	*
Hans Peter Porsche	1,000,000		500,000		500,000	*
Skye Asset Management SA	2,294,000	(6)	800,000		1,494,000	1.7

_________________________
(1) Includes 602,025 shares underlying currently exercisable warrants expiring April 3, 2010 and 143,000 shares underlying currently exercisable warrants expiring August 13, 2011. Clubb Capital Limited served as placement agent for the $3,000,000financing completed in September 2007 as well as prior private placements by our company. Mr. Joerg Gruber, Chairman and a director of Clubb Capital Limited, is a director of our company.

(2) Includes 5,000 shares underlying currently exercisable warrants expiring April 3, 2010 and 2,500 shares underlying currently exercisable warrants expiring August 13, 2011.

(3) Voting and investment authority with respect to these shares are held by the directors of Havasu Limited, such authority to be exercised by any two of the following: Tracy Tepper, Brenda Bridgewater, William J. Jardim, Martin Watson, Charmaine Tucker, Marianne Kafena and Andrea Jackson; acting together with any one of the following: Ideitha James, Anika De Shields, Dean Williams and Gail Andrade.

(4) Represents shares underlying currently exercisable warrants expiring August 13, 2011.

(5) Includes 10,000 shares of common stock underlying currently exercisable warrants expiring April 3, 2010, 5,000 shares of common stock underlying currently exercisable warrants expiring August 13, 2011 and 10,000 shares held in the name of the selling stockholder's minor child. Mr. Pittol is an employee of Clubb Capital Limited.

(6) Voting and investment authority with respect to these shares are held by Thomas Gruber, managing director of Skye Asset Management SA. Thomas Gruber is the brother of Mr. Joerg Gruber.

Relationships with Selling Stockholders

All of the selling stockholders acquired the securities shares or warrants underlying the shares covered by this prospectus in the $3,000,000 private placement that was completed in September 2007 (the “Placement”). Except as set forth in the table, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

Registration Rights

In connection with the Placement, we agreed with the investors and the placement agent to file within 30 days of the closing a registration statement covering resale of the securities sold in the financing, including shares underlying warrants issued to the placement agent's. This prospectus covers the foregoing shares. In the event that the resale registration statement of which this prospectus forms a part has not been declared effective within six months of September 7, 2007, the final closing of the Placement, we have agreed to grant to the investors and holders of the placement agent warrants demand and piggyback registration rights.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders if and to the extent necessary for them to satisfy any prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which any of the shares may be sold pursuant to Rule 144(k) of the Securities Act, provided that such period may be extended under limited circumstances.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

The provisions of Delaware law and of our Restated Certificate of Incorporation and By-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter and by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Other provisions that the Company has adopted that can be viewed as having an “anti-takeover” effect include blank check preferred stock, elimination of the ability of stockholders to call a special meeting and a super-majority voting requirement for director-adopted amendments to the By-laws.

Special Meeting of Stockholders. Our By-laws provide that special meetings of our stockholders may be called only by our board of directors.

By-law Amendments. Our By-laws may be amended by stockholders or the board of directors. Amendments made by the board of directors require the affirmative vote of members constituting two-thirds of the entire board of directors.

Preferred Stock Issuances. Our Restated Certificate of Incorporation provides that, without stockholder approval, we can issue up to 5,000,000 shares of preferred stock with rights and preferences determined by our board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of corporations such as our company to indemnify any such person.

Our Restated Certificate of Incorporation provides generally for mandatory indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law and permits indemnification for all other persons whom we are empowered to indemnify. Our By-Laws permit us to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person, including officers and directors, with regard to any action or proceeding.

We have entered into indemnification agreements with our directors and officers. The agreements provide that we will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of our company other than an action initiated by a director of officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Under each indemnification agreement, the entitlement of a director or officer to indemnification shall be determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by our stockholders, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement will be conclusively presumed to have met the applicable statutory standard of conduct unless our board of directors, stockholders or independent legal counsel determines that the relevant standard has not been met. If a change of control of our company has occurred, the entitlement of such director or officer to indemnification shall be determined by independent counsel selected by such director or officer, unless such director or officer requests that either the board of directors or the stockholders make such determination.

Our Restated Certificate of Incorporation eliminates in certain circumstances the liability of directors of our company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to our company or our stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Eilenberg Krause & Paul LLP, New York, New York, has provided us with an opinion concerning legality of the securities being offered by this prospectus.

EXPERTS

The financial statements for the years ended December 31, 2006 and 2005 incorporated by reference in this prospectus have been audited by Eisner LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report thereon, which report included explanatory paragraphs concerning an uncertainty about our company's ability to continue as a going concern and the change in method of accounting for stock-based compensation. Such financial statements have been incorporated by reference in this prospectus and registration statement in reliance upon the report of Eisner LLP included in the annual report on Form 10-KSB, which is also incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.